UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 22, 2010

GRUBB & ELLIS COMPANY
 (Exact name of registrant as specified in its charter)

Delaware	1-8122	94-1424307
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1551 North Tustin Avenue, Suite 300, Santa Ana, California	92705
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (714) 667-8252

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On October 28, 2010, Grubb & Ellis Company (the “Company”) issued a press release announcing that it has named Mathieu B. Streiff as Executive Vice President, Secretary and General Counsel of the Company, effective immediately.

In connection with his new appointment, Mr. Streiff will receive an annualized base salary of $325,000, bonus incentive cash compensation of up to 100% of base salary based upon performance metrics mutually agreed upon, contingent upon the overall financial performance of the Company, and such other standard benefits afforded executives of the Company.

Mr. Streiff, 35, joined Grubb & Ellis Realty Investors, LLC, an indirect wholly-owned subsidiary of the Company, in March 2006 as the firm’s real estate counsel responsible for structuring and negotiating property acquisitions, financings, joint ventures and disposition transactions. He was promoted to chief real estate counsel and senior vice president, investment operations in 2009. In this role, his responsibility was expanded to include the structuring and strategic management of the company’s securitized real estate investment platforms. Prior to joining the Company, Mr. Streiff was an associate in the real estate department of Latham & Watkins LLP in New York. Mr. Streiff received a juris doctorate from Columbia University Law School and a bachelor’s degree from the University of California, Berkeley. He is a member of the New York State Bar Association.

There is no family relationship between Mr. Streiff and any other executive officer or director of the Company, and there is no arrangement or understanding under which Mr. Streiff was appointed as Executive Vice President, Secretary and General Counsel of the Company. There are no transactions to which the Company or any of its subsidiaries is a party and in which Mr. Streiff has a material interest subject to disclosure under Item 404(a) of Regulation S-K.

Mr. Streiff replaces Andrea R. Biller, who has left the Company, effective as of October 22, 2010. Ms. Biller has also resigned as an officer and director of all of the Company’s current and former related entities, except with respect to Ms. Biller’s directorship with Grubb & Ellis Apartment REIT, Inc.

The Company entered into a separation agreement with Ms. Biller (the “Agreement”) which provides that, in return for Ms. Biller’s execution of and compliance with the Agreement, including, without limitation, a general release of the Company from all claims by Ms. Biller, and Ms. Biller’s agreement to non-solicitation, non-hire and non-disparagement covenants. The Company will provide Ms. Biller with certain separation benefits, to which she would not otherwise be entitled to receive; primarily, a one-time payment of $400,000 payable in eight, equal bi-weekly installments of $50,000, starting on November 26, 2010, subject to applicable tax- and payroll- related deductions. The Agreement further sets forth, among other things, the terms of the termination of Ms. Biller’s employment benefits and the return by Ms. Biller of the Company’s property. In addition, in connection with entering into the Agreement, affiliated entities of the Company also entered into a separate agreement with Ms. Biller (the “Assignment Agreement”) which provided for the assignment back of all Ms. Biller’s membership interests in Grubb & Ellis Apartment Management, LLC to an affiliate of the Company, for nominal consideration, subject to Ms. Biller’s right to receive up to $140,000 if, prior to December 2011, and when, certain asset sales transactions currently under contract close and fees are paid to affiliates of the Company, of which there can be no assurance.

The foregoing is a summary of the material terms and conditions of each of the Agreement and the Assignment Agreement and does not purport to be a complete discussion of either the Agreement or the Assignment Agreement. Accordingly, the foregoing is qualified in its entirety by reference to the full text of each of the Agreement and the Assignment Agreement, each of which is filed as Exhibit 10.1 and Exhibit 10.2 hereto, respectively, and incorporated herein by reference. The press release summarized above is filed hereto as Exhibit 99.1, and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) The following are filed as Exhibits to this Current Report on Form 8-K:

10.1	Separation Agreement and General Release of All Claims, between Andrea R. Biller and Grubb & Ellis Company, dated October 22, 2010.

10.2	Membership Interest Assignment Agreement by and among Andrea R. Biller, Grubb & Ellis Equity Advisors, LLC and Grubb & Ellis Equity Advisors Property Management, Inc., dated as of October 22, 2010.

99.1	Press Release issued by Grubb & Ellis Company on October 28, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly authorized and caused the undersigned to sign this Report on the Registrant’s behalf.

GRUBB & ELLIS COMPANY

By:	/s/ Michael J. Rispoli

Michael J. Rispoli
Executive Vice President and Chief Financial Officer

Dated: October 28, 2010